Exhibit 99.2

INVESTOR CONTACT:

Kenneth Boerger

Vice President and Treasurer

(419) 325-2279

ken.boerger@libbey.com

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 9, 2014

LIBBEY COMPLETES SETTLEMENT OF

ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS

6.875% SENIOR SECURED NOTES DUE 2020

(CUSIP No. 52989LAH2)

TOLEDO, OHIO, APRIL 9, 2014—Libbey Inc. (NYSE MKT: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary Libbey Glass Inc. (“Libbey Glass”) has accepted for purchase $360.0 million in aggregate principal amount of Libbey Glass’ 6.875% Senior Secured Notes due 2020 (the “Notes”), representing approximately 90% of the Notes validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on Tuesday, April 8, 2014 (the “Expiration Date”) pursuant to its previously announced tender offer and consent solicitation. Payment for the Notes accepted for purchase occurred on Wednesday, April 9, 2014, and the Notes purchased were subsequently cancelled. The aggregate consideration paid by Libbey Glass for the Notes accepted for purchase, including early tender premiums and accrued and unpaid interest, was $405.9 million which was funded with part of the net proceeds from the $440 million senior secured Term Loan B debt financing.

As a result of Libbey Glass’ acceptance for purchase of $360.0 million in aggregate principal amount of the Notes outstanding, certain amendments to the indenture governing the Notes (the “Indenture”) set forth in a supplemental indenture that became effective on March 25, 2014, have become operative. Accordingly, substantially all of the restrictive covenants in the Indenture have been eliminated, certain events of default and other provisions of the Indenture have been modified and all of the collateral securing the obligations under the Notes have been released.

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Libbey Inc.

Libbey Glass has engaged Citigroup Global Markets Inc. to act as Dealer Manager and Solicitation Agent for the Offer and Global Bondholder Services Corporation to act as Information and Tender Agent for the Offer. Questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 and (212) 723-6106 (collect). Questions regarding procedures for tendering Notes or requests for documentation may be directed to Global Bondholder Services Corporation at (866) 470-4300 (toll free) or (212) 430-3774 (banks and brokers).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The tender offer is being made solely pursuant to the Statement and related documents.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, we believe Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2013, Libbey Inc.’s net sales totaled $818.8 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business or the economy generally. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 12, 2014. Important factors potentially affecting performance or ability to consummate the transactions described herein include

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Libbey Inc.

but are not limited to volatility or disruption in the capital markets and the commercial lending market relating to the Company or generally; risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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